Exhibit 2.2

FREEPORT HOLDINGS SERIES LLC

a Delaware limited liability company

LIMITED LIABILITY COMPANY AGREEMENT

November 21, 2022

TABLE OF CONTENTS

ARTICLE 1 ORGANIZATIONAL MATTERS		2

1.1	Name	2

1.2	Term	2

1.3	Registered Office and Agent	2

1.4	Principal Office	2

1.5	Purpose	2

1.6	Title to Company Property	2

1.7	Additional Documents	3

1.8	Taxation Status	3

ARTICLE 2 SEPARATE SERIES, AND CAPITALIZATION		3

2.1	Separate Series	3

2.2	Capital Contributions	5

2.3	Capital Accounts	5

ARTICLE 3 MEMBERS		5

3.1	Admission of the Initial Member	5

3.2	Limited Liability	5

3.3	Nature of Interest	6

ARTICLE 4 MANAGEMENT AND CONTROL OF THE COMPANY		6

4.1	Management of the Company and each Series by a Manager	6

4.2	Manager	6

4.3	Powers of the Manager	6

4.4	Performance of Duties	6

4.5	Limited Liability of the Managers	7

ARTICLE 5 ACCOUNTING, RECORDS, REPORTING BY MEMBERS		7

5.1	Books and Records	7

5.2	Bank Accounts	8

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ARTICLE 6 DISSOLUTION AND WINDING UP		8

6.1	Dissolution	8

6.2	Continuation Following Certain Dissolution Event	8

ARTICLE 7 MISCELLANEOUS		9

7.1	Complete Agreement	9

7.2	Governing Law	9

7.3	Severability	9

7.4	Amendment and Waiver.	9

*     *       *

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LIMITED LIABILITY COMPANY AGREEMENT

OF

FREEPORT HOLDINGS SERIES LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Freeport Holdings Series LLC, a Delaware limited liability company (the “Company”), is effective as of November 21, 2022, by Abstract Ventures Inc. (sometimes referred to herein as “Abstract Ventures” or the “Member”) as the initial member of the Company.

RECITALS

A. The Company has been organized as a Delaware limited liability company by the filing of a certificate of formation (the “Certificate”) by the Manager in accordance with the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (as amended from time to time, the “Act”).

B. The Certificate includes a notice of limitation of liabilities of series limited liability company interests established herein in accordance with Section 18-218 of the Act.

C. The Company is authorized to establish, pursuant to this Agreement, separate members and limited liability company interests with separate and distinct rights, powers, duties, obligations, businesses and objectives (each a “Series”).

D. Each Series formed under the Company will functionally operate as a separate limited liability company and each Series shall be governed by a separately executed limited liability company operating agreement.

E. The Company is hereby formed as the “master” limited liability company (the “Master LLC”) and shall not maintain any ownership interest in any Series or assets held on behalf of any Series.

F. Abstract Ventures Inc. as the initial Member of the Master LLC, desires to enter into a written limited liability company agreement as to the affairs of the Master LLC.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows.

LIMITED LIABILITY COMPANY AGREEMENT

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1 Name. The name of the Company shall be “Freeport Holdings Series LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable. The Manager shall file or cause to be filed any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable.

1.2 Term. The “Term” of the Company shall be perpetual. Except as specifically provided in Section 6.1, the Company shall not be dissolved prior to the end of its Term.

1.3 Registered Office and Agent. The Company shall continuously maintain a Delaware registered office and a registered agent for service of process as required by the Act. The initial registered office and agent of the Company shall be as stated in the Certificate. If the registered agent ceases to act as such for any reason, or the registered office shall change, then the Manager shall promptly designate a replacement registered agent or file or cause to be filed a notice of change of address, as the case may be.

1.4 Principal Office. The Company shall have a single principal office (the “Principal Office”) which initially shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and may thereafter be changed from time to time by the Manager. The Company may have such other offices and in such locations as the Manager from time to time may determine, or the business of the Company may require.

1.5 Purpose. The Company shall not engage in any business, purpose or activity apart from serving as the “master” limited liability company for separately formed Series, except when the Company may act as a counterparty for contracts that may apply broadly beyond a single Series. Each Series shall have a separate purpose and may engage in any business, purpose or activity in which a limited liability company may engage under applicable law (including, without limitation, the Act) and in which the Manager causes the Company to engage.

1.6 Title to Company Property. Title to any property acquired by or contributed to the Company shall be placed in the name of a Series if associated with such Series (or a subsidiary thereof) and shall remain in such Series’ (or subsidiary’s) name for as long as the Company (or subsidiary) owns the property all as the Manager may determine in its sole and absolute discretion.

LIMITED LIABILITY COMPANY AGREEMENT

1.7 Additional Documents. The Manager shall cause to be executed, filed, recorded, published, or amended in the name of the Company any documents, as the Manager in its sole and absolute discretion determines to be necessary or advisable, (a) in connection with the conversion or the formation, operation, dissolution, winding up, or termination of the Company or any Series pursuant to applicable law, or (b) to otherwise give effect to the terms of this Agreement or any Separate Series Operating Agreement. The terms and provisions of each document described in the preceding sentence shall be initially established and shall be amended from time to time as necessary to cause such terms and provisions to be consistent with the terms and provisions of this Agreement or any Separate Series Operating Agreement.

1.8 Taxation Status. At all times that the Company has only one Member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes. Each Series shall make its own decision to be taxed as either a partnership or corporation.

ARTICLE 2

SEPARATE SERIES, AND CAPITALIZATION

2.1 Separate Series.

(a) The Company is authorized to establish, pursuant to this Agreement, separate members and limited liability company interests with separate and distinct rights, powers, duties, obligations, businesses and objectives described herein as a “Series”. Each Series shall be associated with a particular investment or investments as determined by the Manager in its sole discretion (each an “Investment”) so as, to the maximum extent permitted by the Act (including, without limitation, Section 18-218), the assets, income, gains, losses, expenses, deductions, credits, distributions, debts, obligations and liabilities of the Company associated with a particular Investment shall be associated with and limited to such Series, and not any other Series.

(b) To the maximum extent permitted by the Act, each Series shall constitute and be treated as a designated separate “series” of the Company interests and the debts, liabilities, obligations and expenses associated with an individual Series shall not be asserted against income, gains or assets of any other Series or the Company.

(c) The specific provisions, rights, powers, obligations, and privileges with respect to each Series shall be set forth in a writing referred to herein as a “Separate Series Operating Agreement” and attached hereto as Exhibit 1, which is hereby incorporated by reference into this Agreement with regard to individual Series. The specific particulars of each Series will be set forth in a writing (each, a “Series Designation”) that will be separately executed by and between the manager and the members of that Series, and that will incorporate the Separate Series Operating Agreement by reference. Each Series Designation shall be in approximately the form attached hereto as Exhibit 2 and with content determined by the Manager in its sole and absolute discretion. The respective capital contributions and limited liability company interests of the initial members participating in each Series shall be set forth in the Series Designation.

LIMITED LIABILITY COMPANY AGREEMENT

Any reference in this Agreement to the “Separate Series Operating Agreement” shall be read and understood to include the “Series Designation” with regard to the particulars of any specific Series. The Series Designation shall relate solely to the Series established thereby and shall not be construed: (i) to affect the terms and conditions of any other Series, or (ii) to designate, fix or determine the rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Interests associated with any other Series, or the Members associated therewith. The terms and conditions for each Series established pursuant to this Section shall be as set forth in this Agreement, the Separate Series Operating Agreement, and the Series Designation, as applicable, for the Series. Upon approval of any Series Designation by the Managing Member, such Series Designation shall be attached to this Agreement as an Exhibit until such time as none of such Interests of such Series remain Outstanding.

(d) A member participating in one Series shall have no rights or interest with respect to any other Series, other than through such member’s interest in such Series independently acquired by such member.

(e) The Manager shall take such reasonable steps as are necessary to implement the foregoing provisions of this Section 2.1. Without limitation on the preceding sentence, the Company shall maintain separate and distinct records for each Series, shall separately hold and account for the assets of each such Series, and shall otherwise comply with the requirements of Section 18-218 of the Act.

(f) A Series shall be dissolved and its affairs wound up pursuant to the provisions of the Separate Series Operating Agreement therefor. The dissolution and termination of a Series shall not, in and of itself, cause or result in the dissolution or termination of the Company or any other Series.

(g) Notwithstanding any other provision of this Section 2.1, the Company may, at its election, make such provisions in the “Separate Series Operating Agreement” Series so as to provide the Company with authority to enter into contracts, and conduct business, on behalf of the Series. In such cases, the Company is authorized under this Agreement to enter into contracts and conduct business on behalf of each Series to the extent provided in the Separate Series Operating Agreement. In all cases where the Company may exercise such authority, the Company shall act as a party and shall retain status as a principal and not an agent, and shall represent as such in any contract or agreement executed on behalf of a Series. In such a contract or agreement, the Company may designate an individual Series as a party or as a third-party beneficiary as appropriate.

LIMITED LIABILITY COMPANY AGREEMENT

(h) The Series Designation establishing a Series may: (i) specify a name or names under which the business and affairs of such Series may be conducted; (ii) designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Interests of such Series and the Members associated therewith (to the extent such terms differ from those set forth in this Agreement and the “Separate Series Operating Agreement”) and (iii) designate or authorize the designation of specific Officers to be associated with such Series. A Series Designation (or any resolution of the Manager amending any Series Designation) shall be effective when a duly executed original of the same is included by the Manager among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement (it being understood and agreed that, upon such effective date, the Series described in such Series Designation shall be deemed to have been established and the Interests of such Series shall be deemed to have been authorized in accordance with the provisions thereof). The Series Designation establishing a Series may set forth specific provisions governing the rights of such Series against a Member associated with such Series who fails to comply with the applicable provisions of this Agreement (including, for the avoidance of doubt, the applicable provisions of such Series Designation). In the event of a conflict between the terms and conditions of this Agreement or the “Separate Series Operating Agreement,” and a Series Designation, the terms and conditions of the Series Designation shall prevail.

2.2 Capital Contributions. At the time of, and in connection with, the admission of the Member to the Company, the Member will contribute to the capital of the Company the amount set forth in this Agreement. At the time of, and in connection with, the admission of a member to a particular Series, each member shall contribute to the capital of such Series the amount set forth in the Separate Series Operating Agreement therefor.

2.3 Capital Accounts. The Company shall establish and maintain an individual capital account for the Member with respect to the Company and each member of a particular Series with respect to such Series, in each case in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

ARTICLE 3

MEMBERS

3.1 Admission of the Initial Member. Abstract Ventures Inc. is hereby admitted as a Member of the Master LLC.

3.2 Limited Liability. No member shall be personally liable for any debt, obligation, or liability of the Company or a Series, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a member of the Company or a Series.

LIMITED LIABILITY COMPANY AGREEMENT

3.3 Nature of Interest. A member’s interest in the Master LLC or any Series constitutes personal property. No member has any interest in any specific asset or property of the Company or any Series.

ARTICLE 4

MANAGEMENT AND CONTROL OF THE COMPANY

4.1 Management of the Company and each Series by a Manager. Except as otherwise provided in this Agreement or in a Separate Series Operating Agreement, the business, property, and affairs of the Company and each Series, respectively, shall be managed exclusively by or under the direction of a manager (the “Manager”). The Manager shall be a “manager” within the meaning of Section 18-101(10) of the Act. Except for situations in which the approval of the Member or the members of a particular Series is expressly required by the Act, the Certificate, this Agreement, or a Separate Series Operating Agreement, the Manager shall have full, complete, and exclusive authority, power, and discretion to manage and control the business, property, and affairs of the Company and each Series, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s and each Series’ business, property, and affairs.

4.2 Manager. The initial Manager of the Company shall be Abstract Ventures Inc. The manager of a particular Series shall be as set forth in the applicable Separate Series Operating Agreement.

4.3 Powers of the Manager. Without limiting the generality of Section 4.1, but subject to the express limitations set forth elsewhere in this Agreement or a Separate Series Operating Agreement, the Manager shall possess and may exercise all powers and privileges necessary, appropriate, or convenient to manage and carry out the purposes, business, property, and affairs of the Company or any Series and to make all decisions affecting such business and affairs, including, without limitation, the power to exercise on behalf of the Company or any Series all powers and privileges described in Section 18-106(b) of the Act and the power to open bank accounts in the name of the Company or any Series with the Manager or a representative of the Manager as signatory thereon.

4.4 Performance of Duties.

(a) Notwithstanding anything herein or in any Separate Series Operating Agreement to the contrary, the Manager does not, shall not and will not owe any fiduciary duties of any kind whatsoever to the Master LLC, any Series thereof, or to any of the members of any Series, by virtue of its role as the Manager, including, but not limited to, the duties of due care and loyalty, whether such duties were established as of the date of this Agreement or any time hereafter, and whether established under common law, at equity or legislatively defined. It is the intention of the parties hereto that any such fiduciary duties be affirmatively eliminated as permitted by Delaware law and under the Act and the members of each Series hereby waive any rights with respect to such fiduciary duties.

LIMITED LIABILITY COMPANY AGREEMENT

(b) Notwithstanding any other provision of this Agreement, any Separate Series Operating Agreement or otherwise applicable provision of law or equity, whenever in this Agreement, the Manager is permitted or required to make a decision:

(i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Master LLC, any Series or any of the Members thereto, or

(ii) in its “good faith” or under another expressed standard, the Manager shall act under such express standard and shall not be subject to any other or different standards.

Unless otherwise expressly stated, for purposes of this Section 4.4(b), the Manager shall be deemed to be permitted or required to make all decisions hereunder in its sole discretion.

(c) Devotion of Time. The Manager is not obligated to devote all of its time or business efforts to the business and affairs of the Company or any Series. The Manager shall devote whatever time, effort, and skill as it deems appropriate to manage the Company’s or any Series’ business and affairs.

4.5 Limited Liability of the Managers. No person who is a Manager of the Company or any Series shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company or any Series, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company or any Series.

ARTICLE 5

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

5.1 Books and Records. The books and records of the Company and each Series (i) shall be kept, and the financial position and the results of its operations recorded, in accordance with any appropriate accounting method selected by the Manager in its sole discretion and consistently applied; (ii) shall reflect all of the Company’s and each Series’ transactions and shall be appropriate and adequate for the Company and each Series’ business; and (iii) may be maintained in other than written form, provided that such form is capable of conversion to written form within a reasonable time.

LIMITED LIABILITY COMPANY AGREEMENT

5.2 Bank Accounts.

(a) Series Funds Held in Company Bank Accounts. Funds of each Series formed under the Company may be deposited with banks or other financial institutions in such account or accounts of the Company or Series as may be determined by the Manager from time to time.

(b) Records for Bank Accounts. The Manager shall ensure records are maintained for each Series account for the assets associated with that Series separately from the assets of the Company or any other Series including records of all funds received and disbursed by each Series from bank accounts of the Company or Series, as applicable.

ARTICLE 6

DISSOLUTION AND WINDING UP

6.1 Dissolution. The Company shall be dissolved, its affairs wound up and its assets disposed of upon the termination of the last remaining Series (as provided in a Separate Series Operating Agreement), the termination of the legal existence of the last remaining member of the last remaining Series or the occurrence of any other event which terminates the continued membership of the last remaining member of the last remaining Series, unless the Company is continued in a manner permitted by this Agreement or the Act. The termination and winding up of a Series will not, in and of itself, cause a dissolution of the Company or the termination of any other Series. The termination of a Series will not affect the limitation on liabilities of the Series or any other Series provided by this Agreement, a Separate Series Operating Agreement, the Certificate or the Act.

6.2 Continuation Following Certain Dissolution Event. If at any time there is no Member, the Company or any Series shall not dissolve but the “personal representative” (as such term is defined in the Section 18-101(13) of the Act) of the last remaining Member (the “Last Member”) shall, within ninety (90) days of the event that terminated the continued membership of the Last Member, agree in writing to continue the Company or any Series and to the admission of such personal representative or its nominee or designee as a Member, effective as of the occurrence of the event that terminated the continued membership of the Last Member.

LIMITED LIABILITY COMPANY AGREEMENT

ARTICLE 7

MISCELLANEOUS

7.1 Complete Agreement. This Agreement, any applicable Separate Series Operating Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Member, the members participating in such Series, the Managers, the Company and any Series with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members, Managers, the Company and any Series, or any of them. No representation, statement, condition, or warranty not contained in or otherwise incorporated into this Agreement, a Separate Series Operating Agreement or the Certificate will be binding on the Members, Managers, the Company, or any Series. To the extent that any provision of the Certificate conflicts with any provision of this Agreement or a Separate Series Operating Agreement, the Certificate shall control. To the extent that any provision of a Separate Series Operating Agreement conflicts with any provision of this Agreement, the Separate Series Operating Agreement shall control.

7.2 Governing Law. The interpretation and enforceability of this Agreement or a Separate Series Operating Agreement and the rights and liabilities of the Members as such shall be governed by the laws of the State of Delaware. To the extent permitted by the Act and other applicable laws, the provisions of this Agreement or a Separate Series Operating Agreement shall supersede any contrary provisions of the Act or other applicable laws.

7.3 Severability. In the event any provision of this Agreement or a Separate Series Operating Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement or such Separate Series Operating Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed and shall not cause the invalidity or unenforceability of the remainder of this Agreement or such Separate Series Operating Agreement.

7.4 Amendment and Waiver.

(a) Subject to Section 7.4(b) below, this Agreement may be amended with the written consent of only the Manager in its sole discretion; provided, however, that each Separate Series Operating Agreement may only be amended with the consent of its Members and the Manager as required under such Separate Series Operating Agreement.

(b) No amendment of this Agreement may modify the method of making allocations or distributions under a Separate Series Operating Agreement, modify the method of determining the interest or ownership percentage for any Series or any member of such Series under a Separate Series Operating Agreement, reduce the capital account of any member of a Series under a Separate Series Operating Agreement, or modify any provision of this Agreement or a Separate Series Operating Agreement pertaining to limitations on liability of the members of a Series, unless such amendment is authorized and approved by the members and the Manager of the applicable Series as required under such Separate Series Operating Agreement.

LIMITED LIABILITY COMPANY AGREEMENT

(c) The Manager’s noncompliance with any provision hereof in any single transaction or event that would otherwise require the consent of the members of a Series under the applicable Separate Series Operating Agreement of such Series may be waived prospectively or retroactively in writing by the same percentage of the members of such Series that would be required to amend such provision pursuant to such applicable Separate Series Operating Agreement. No waiver shall be deemed a waiver of any subsequent event of noncompliance except to the extent expressly provided in such waiver.

[SIGNATURE PAGE FOLLOWS]

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of the Company as of the date first written above.

FREEPORT HOLDINGS SERIES LLC

By:	/s/ Colin Johnson
Name:	Colin Johnson
Title:	Principal Executive Office and Director

ACCEPTANCE OF APPOINTMENT

WHEREAS, the undersigned hereby accepts appointment as the Manager of the Company and agree to be bound by the terms and conditions applicable to such of this Liability Company Agreement, as amended from time to time in accordance with the provisions hereof.

MANAGER:

ABSTRACT VENTURES INC.

/s/ Colin Johnson
Colin Johnson
CEO